Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated February 14, 2014, relating to the consolidated financial statements of NCI, Inc. and its subsidiaries appearing in the Annual Report on Form 10-K of NCI, Inc. and its subsidiaries for the year ended December 31, 2013.

/s/ Deloitte & Touche LLP

McLean, VA

February 14, 2014